CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Complete and partial portfolio holdings - arrangements to disclose to service providers and fiduciaries” and “Independent registered public accounting firm” in the Registration Statement dated August 25, 2022 and included in this Post-Effective Amendment No.46 to the Registration Statement (Form N-1A No. 811-22078) of Master Trust.

We also consent to the incorporation by reference to our report dated June 28, 2022, with respect to the financial statements and financial highlights of Master Trust, comprising Prime Master Fund, ESG Prime Master Fund, Government Master Fund, Treasury Master Fund, Prime CNAV Master Fund and Tax-Free Master Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended April 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

New York, New York

August 26, 2022